Exhibit 10.12

PEOPLE’S UNITED BANK NONQUALIFIED SAVINGS AND RETIREMENT PLAN

(amended and restated as of November 30, 2012)

PEOPLE’S UNITED BANK NONQUALIFIED SAVINGS AND RETIREMENT PLAN

People’s United Bank, a federally chartered savings bank (the “Bank”), hereby amends and restates the People’s United Bank Supplemental Savings Plan (the “Plan”) as of November 30, 2012 except as otherwise provided herein. Effective as of October 1, 2008, the Plan shall be known as the People’s United Bank Nonqualified Savings and Retirement Plan.

ARTICLE I

PRELIMINARY BACKGROUND

The Plan was initially established and maintained for many years to enable designated employees of the Bank (formerly known as People’s Bank) who were adversely impacted by Code restrictions applicable to tax-qualified plans and corresponding provisions of the 401(k) Plan to elect to obtain additional benefits equal to those not available under the 401(k) Plan because of such restrictions. The Plan is not qualified under the provisions of the Code and benefits are provided on an unfunded basis for purposes of the Code. Plan benefits accruing as a result of compensation earned prior to January 1, 2005, were calculated on the basis of deferral elections made under the 401(k) Plan. As a result of the enactment of Section 409A of the Code, separate Plan deferral elections were required to be made by Participants with respect to compensation earned after December 31, 2004, and the method for distribution of Plan benefits was revised. Effective as of August 14, 2006, the Bank added new employer contribution credit provisions with respect to certain eligible Plan Participants. Effective as of November 1, 2008, the Bank revised the method by which earnings credits are made to Participants’ Accounts under the Plan. Effective as of January 1, 2012, the Plan was amended to eliminate discretionary matching contribution credits and certain employer contribution credits, and to expand the class of employees eligible to receive other types of employer contribution credits. Effective as of January 1, 2013, the Plan was amended to permit eligible Plan Participants to make certain elections regarding the form of distribution for accrued Plan balances.

ARTICLE II

DEFINITIONS

Unless the context clearly otherwise requires, as used in the Plan, the following terms shall have the references and meanings set forth in this Section 2.

2.1. “Account” shall refer to the total of any Participant’s Grandfathered Account, Current Plan Account and Deferral Account of each Participant. The Grandfathered Account and Current Plan Account of each Participant whose Credited Service has not terminated prior to December 1, 2008 shall merge into a single Deferral Account.

2.2. “Administrative Committee” shall mean the Administrative Committee appointed from time to time pursuant to Section 13.1 of the 401(k) Plan.

2.2A “Annual Post-2012 Subaccount” shall refer to that portion of the Participant’s Post-2012 Account as is equal to the sum of (a) Participant Contributions for any given calendar year subsequent to 2012, plus (b) all Bank matching contributions attributable to Participant Contributions for the applicable year, plus (c) all Restoration Benefit Contributions attributable to the Participant’s compensation for the applicable year, plus (d) all adjustments and credits attributable to the foregoing, determined in the manner set forth in Article VI hereof. A Participant’s Annual Post-2012 Subaccount for a given year may be designated by reference to a particular calendar year. For example, the Participant’s Annual Post-2012 Subaccount attributable to Participant Contributions and related contributions and credits for 2013 may be referred to as the Participant’s “2013 Subaccount.”

2.3. “Annual Valuation Date” shall mean December 31 of any year during which any Plan benefits are in pay status provided that in the event the Bank changes its fiscal year, the Bank may change the date of subsequent Annual Valuation Dates, but in no event shall more than twelve months elapse without an Annual Valuation Date other than by reason of there being no Plan benefits in pay status.

2.4. “Bank” shall mean People’s United Bank, which is a federally chartered savings bank, and any successor to People’s United Bank.

2.5. “Beneficiary” shall mean any person who is entitled to benefits accrued to a deceased Participant pursuant to the terms of the Plan or who would be so entitled in the event of the death of a Participant.

2.6. “Board” shall mean the Board of Directors of the Bank or any similar body carrying out the functions such body carried out as of January 1, 2008.

2.7. “CEO” shall mean the Chief Executive Officer of the Bank or such officer or other person as may as of the time of reference have substantially the responsibilities and duties of the Chief Executive Officer of the Bank as of January 1, 2008.

2.8. “Change in Control” shall mean the occurrence of any of the following:

(a) The Board of Directors of the Bank or Parent, shall approve (A) a merger or consolidation (or series of mergers and consolidations) of the Bank or Parent with any other corporation other than (1) a merger or consolidation (or series of mergers and consolidations) which would result in the voting stock (as described in Subsection (b) of this Section) of the Bank or Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than 80% of the combined voting power of the voting stock of the Bank or Parent (or such surviving entity) outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Bank or Parent (or similar transaction) in which no “person” (as defined in Subsection (b) of this Section) acquires more than 20 percent of the combined voting power of the then outstanding securities of the Bank or Parent, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Bank or Parent, or (C) the adoption of any plan or proposal for the liquidation or dissolution of the Bank;

(b) Any person (as such term is defined in Section 3(a)(9) and Section 13(d)(3) of the Exchange Act), corporation, or other entity (other than the Bank, Parent, or any benefit plan, including, but not limited to, any employee stock ownership plan, sponsored by the Bank, Parent, or any subsidiary) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 20 percent or more of the combined voting power of the then outstanding securities of the Bank or Parent ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire such securities); or

(c) During any period of two consecutive calendar years, individuals who at the beginning of such period constitute the entire Board of Directors of the Bank or Parent, and any new director (excluding a director designated by a person who has entered into an agreement with the Bank or Parent to effect a transaction described in Subsection (a) or (b) of this Section) whose election by the Board of Directors or nomination for election by the shareholders of the Bank or Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (“Incumbent Board”), shall cease for any reason to constitute a majority thereof.

2.9. “Code” shall mean the Internal Revenue Code of 1986 as it has been, or hereafter from time to time may be amended, and all reference to it or any provision thereof shall include any law which in the future may supersede it or such provision.

2.10. “Committee” shall mean the Human Resources Committee of the Board or such other committee of the Board as may as of the time of reference have substantially the responsibilities and duties of the Human Resources Committee as of January 1, 2008.

2.11. [intentionally omitted]

2.12. “Credited Service” shall mean the period of an employee’s employment as an employee, subject to the terms and conditions set forth in Article XVI hereof.

2.13. “Current Plan Account” shall refer to the Account established for a Participant to which all contributions made or credited on behalf of such Participant pursuant to the Plan after December 31, 2004 and before December 1, 2008 (as adjusted pursuant to Article VI hereof) have been or may be credited.

2.14. “Deferral Account” shall refer to the account to which all Participant Contributions, Bank matching contributions (as provided for in Section 4.5), Enhanced Benefit Contributions and Restoration Benefit Contributions are allocated on or after December 1, 2008, plus any amount resulting from the merger of the Grandfathered Account and Current Plan Account, as adjusted in accordance with Article VI.

2.15. “Election Compensation” shall mean and include the sum of (i) and (ii) where (i) is the total amount of salary, wages or compensation paid to Participant by the Bank during the Plan Year for services rendered as an employee of the Bank including overtime pay, commissions, and bonuses, but excluding any equity based compensation and earnings thereon, incentive payments with an accrual or vesting period longer than one year (and such exclusion shall apply to the year of deferral and the year of payment), and furthermore excluding any fees, credits or benefits under this Plan, the 401(k) Plan, the Retirement Plan, the People’s United Financial, Inc. Employee Stock Ownership Plan, the People’s United Bank Cap Excess Plan, the People’s United Bank Enhanced Senior Pension Plan, or any other benefits under plans (whether or not qualified under the Code) providing for deferral of income, severance pay, payments for reimbursement of business expenses incurred by the Participant, tuition reimbursement, insurance premiums paid by the Bank or other special emoluments; and (ii) is the total amount of salary reduction contributions made by the Bank on behalf of a Participant during the Plan Year under this Plan or the 401(k) Plan and any salary reductions agreed to by the Participant pursuant to salary reduction agreements under a plan which meets the requirements of Section 125 of the Code. Election Compensation for any Plan Year beginning after December 31, 2004 shall include any STIP bonus based on service during such Plan Year and payable in the next subsequent year and shall exclude any STIP bonus paid during such Plan Year but based on service for any prior Plan Year. In the event an individual becomes a Participant after the first day of a Plan Year because he first became eligible to participate in the Plan during such Plan Year, Election Compensation for such Plan Year shall apply only to otherwise Election Compensation which is both (x) earned with respect to services rendered after the end of the payroll period during which such Participant makes a contribution election pursuant to Section 4.4 and (y) paid on or after the first payroll date on which contributions may be withheld in accordance with the Bank’s payroll practices; provided that any STIP Bonus or other compensation based on services for a Plan Year or other specified period earned for performance during such Plan Year and included in his Election Compensation for such Plan Year shall equal a portion of such STIP Bonus or such other compensation for such Plan Year multiplied by the ratio of the number of full calendar months remaining in such performance period beginning with the first day of the second calendar month after such election over the total number of full calendar months in the performance period.

2.16. “Election Match Compensation” shall mean for any Plan Year a Participant’s Election Compensation for such Plan Year adjusted so as to substitute the STIP payment actually received during such Plan Year for the STIP bonus earned for such Plan Year but paid in a subsequent Plan Year.

2.17. “Eligible Voters” shall mean (i) Participants employed by the Bank after May 1, 1998 who have unpaid benefits under the Plan and (ii) Beneficiaries of such deceased Participants who have unpaid benefits under the Plan; but excluding (A) after a Change in Control any person who was not a Participant or a Beneficiary sixty-five (65) days prior to the earlier of such Change in Control or the beginning of the Potential Change in Control Period ending with such Change in Control and (B) during a Potential Change in Control Period any person not a Participant or Beneficiary prior to the beginning thereof; provided, however, that in the event there is more than one such Beneficiary with respect to any individual deceased Participant, such Beneficiaries shall have a single vote which shall be cast as determined by a majority in interests of all Beneficiaries of such deceased Participant.

2.18. “Enhanced Benefit Contribution” shall mean with respect to an eligible Participant four percent (4%) of such Participant’s Election Compensation. No Enhanced Benefit Contribution shall be made for any Plan Year beginning after December 31, 2011.

2.19. “401(k) Plan” shall mean the People’s Bank 401(k) Employee Savings Plan as it may be amended from time to time.

2.20. “401(k) Maximum Basic Employer Contribution” for a Plan Year shall mean with respect to any Participant four percent (4%) of such Participant’s 401(k) Election Compensation for such Plan Year regardless of the amount of any contributions actually made with respect to such Participant under the 401(k) Plan.

2.21. “401(k) Maximum Discretionary Employer Contribution” shall mean with respect to a Participant one percent (1%) or such other percent as the Bank may determine to make for such Plan Year as a discretionary contribution under the 401(k) Plan multiplied by a Participant’s 401(k) Election Compensation regardless of the amount of any contributions made with respect to such Participant under the 401(k) Plan. Notwithstanding the foregoing, no Discretionary Employer Contribution shall be made to the Plan for any Plan Year beginning on or after January 1, 2012.

2.22. “401(k) Election Compensation” shall mean for a Participant for a Plan Year the total salary for such Plan Year as defined by the 401(k) Plan with respect to which a Participant would be able to elect to make employee contributions under the terms of the 401(k) Plan for such Plan Year without regard to maximum contribution limitations thereunder, but taking into account the limitations under Section 401(a)(17) of the Code as reflected in the 401(k) Plan for such Plan Year.

2.23. “Full Funding Amount” shall mean an amount which the Recordkeeper calculates based on the best information available to it, to be equal to the total amount of any vested and unpaid benefits of all Participants who are employees of the Bank after May 1, 1998 (and their Beneficiaries) and Beneficiaries of any such deceased Participants as of the valuation requirement date. For purposes of this Section 2.23, the “valuation requirement date” refers to (1) the date of an actual Change in Control or (2) the date which is reasonably selected during a Potential Change in

Control Period by the Bank or the Trustee, or (3) if such calculation is not on or after a Change in Control or during a Potential Change in Control Period any date which is reasonable and convenient. Calculations and recalculations of the Full Funding Amount (as described in Article IX hereof) shall assume that each Participant terminated employment as of the valuation requirement date of such calculation or recalculation. In computing the Full Funding Amount, there shall be added an amount equal to an amount calculated by the Trustee to be likely to be sufficient to provide for all expenses in administering and terminating the Trust and distributing benefits, including reasonable expenses of the Committee (if then in existence) and of any litigation or other assertion of claims which the Trustee deems to have a higher degree of probability than extremely remote, including (but not limited to) any such litigation or other assertion of claims which the Trustee may institute or assert against the Bank.

2.24. “Grandfathered Account” shall refer to the Account established for each Participant who was such prior to January 1, 2005 to which all contributions made on behalf of such Participant prior to January 1, 2005 (as adjusted pursuant to Article VI hereof) have been credited.

2.25. The Bank shall be considered “Insolvent” and the Bank shall be deemed subject to insolvency for purposes of this Trust Agreement if (i) the Bank is unable to pay its debts as they become due, or (ii) the Bank is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or (iii) the Bank is determined to be insolvent by the Office of Thrift Supervision, Federal Deposit Insurance Corporation, the Federal Reserve Bank, or any other federal or state authority having the power to act as or to appoint a receiver or similar officer in the event it finds the Bank is insolvent.

2.26. “Interest Credit Date” shall mean November 1, 2008.

2.27. “Interim Funding Amount” shall mean an amount which the Recordkeeper calculates based on the best information available to him to be equal to the total amount of any vested and unpaid benefits of (i) all Participants who are employees of the Bank after May 1, 1998, and who as of the Interim Valuation Requirement Date requiring such calculation either (A) are no longer employees of the Bank or (B) have attained age sixty-three (63) and three hundred twenty-five (325) days and (ii) all Beneficiaries of deceased Participants entitled to benefits under the Plan as a result of such deceased Participants’ death. In computing the Interim Funding Amount, there shall be added an amount equal to an amount estimated by the Trustee to be likely to be sufficient to provide for all expenses in administering the Trust and distributing benefits for the sixty (60) months following the relevant Interim Valuation Requirement Date, including reasonable expenses of the Committee (if then in existence) and of any litigation or other assertion of claims which the Trustee deems to have a higher degree of probability than remote, including (but not limited to) any such litigation or other assertion of claims which the Trustee may institute or assert against the Bank.

2.28. “Interim Valuation Requirement Date” shall mean the last date of each fiscal year of the Bank.

2.29. The terms “Interim 2005 Procedures” and “Interim 2006 Procedures” shall mean the Procedures described as such respectively in Exhibit A adopted by the Bank to govern certain aspects of plan operations from October 4, 2004 through December 31, 2006 in a good faith attempt to conform with US Treasury Proposed Regulations, Revenue rulings and Guidance pursuant to Section 409A of the Code.

2.29A. “Minimum Salary Grade” means the salary grade identified as such on Appendix A hereto (as the same may be updated from time to time with the approval of the CEO or his designee), in each case as in effect during the “Effective Period” designated in such Appendix A.

2.30. “Parent” shall mean People’s United Financial, Inc., a Delaware corporation, or its corporate successor or assigns; and the determination of whether any corporation or other entity is a successor or assign of said People’s United Financial, Inc., for purposes of this Agreement shall be made by the CEO or, in the event there is no then acting CEO, by the Board of Directors of the Bank.

2.31. “Participant” shall mean, any employee of the Bank who is covered by the Plan and any former employee of the Bank for whom amounts have been credited pursuant to the provisions of this Plan and who has not yet received her or his full vested benefit hereunder.

2.32. “Participant Contributions” shall mean amounts contributed for the benefit of a Participant pursuant to an election by a Participant described in the provisions of Section 4.1, 4.2, 4.3 or 4.4.

2.33. The “Plan” shall mean this People’s United Bank Nonqualified Savings and Retirement Plan as amended through the date hereof and as it may be amended from time to time hereafter. The Plan was formerly known as the People’s Bank Supplemental Savings Plan and as the People’s United Bank Supplemental Savings Plan.

2.34. “Plan Interest” shall mean interest computed at the nominal annual rate, compounded monthly, as will result in an annual percentage yield (APY) at the rate set forth on Appendix B hereto for the applicable Plan Years (or partial Plan Year for 2008) specified in such Appendix B. Upon recommendation of the Administrative Committee, the Committee may (but shall not be required to) increase or decrease the annual percentage yield rate for a Plan Year prior to the beginning of such Plan Year.

2.35. “Plan Year” shall mean the twelve (12) month period beginning each January 1 and ending each December 31.

2.35A “Post-2012 Account” shall refer to that portion of the Participant’s Account as is equal to the difference between (a) the aggregate balance of the Participant’s Account minus (b) the balance of the Participant’s Pre-2013 Account. A Participant’s Post-2012 Account shall be further subdivided into a series of Annual Post-2012 Subaccounts for each successive calendar year subsequent to 2012, as defined elsewhere herein.

2.36. A “Potential Change in Control” shall be deemed to have occurred under this Agreement if (i) the Bank or Parent enters into any agreement the consummation of which would result in the occurrence of a Change in Control, or (ii) the CEO declares in writing that, or the Board of Directors of the Bank or Parent adopts a resolution to the effect that, a Potential Change in Control has occurred.

2.37. “Potential Change in Control Period” shall mean the period commencing on the date that a Potential Change in Control occurs and ending upon the earlier to occur of the following: (i) the date of a Change in Control, or (ii) the date such Potential Change in Control Period ends in accordance with the provisions of the Trust Agreement.

2.37A “Pre-2013 Account” shall refer to that portion of the Participant’s Account as is equal to the sum of (a) the balance of the Participant’s Account on December 31, 2012, plus (b) all Bank matching contributions (as provided for in Section 4.5) attributable to Participant Contributions for any calendar year prior to 2013 (but only to the extent not already included pursuant to subsection(a)), plus (c) all Enhanced Benefit Contributions and Restoration Benefit Contributions attributable to the Participant’s compensation for any calendar year prior to 2013 (but only to the extent not already included pursuant to subsection(a)), plus (d) all adjustments and credits attributable to the foregoing, determined in the manner set forth in Article VI hereof.

2.38. “Qualified Vote” shall mean the Vote of at least sixty-five (65%) percent of the total number of Eligible Voters.

2.39. “Recordkeeper” shall mean Putnam Fiduciary Trust Company, or after December 31, 2004, its assignee acting pursuant to the Service Agreement, or such other individual or entity as the Bank may retain consistent with the terms of this Plan and the Trust Agreement to maintain records of Participant Accounts pursuant to the terms of the Plan or any other person as the Trustee may select to make computations pursuant to any provision of the Trust Agreement.

2.40. “Restoration Benefit Contribution” shall mean with respect to an eligible Participant for a Plan Year three percent (3%) of such Participant’s Election Compensation earned in excess of the limitations under Section 401(a)(17) of the Code as reflected in the 401(k) Plan for such Plan Year.

2.41. “Service Agreement” shall mean the agreement entered into between the Bank and Putnam Fiduciary Trust Company effective as of October 3, 1994 entitled “PEOPLE’S BANK SUPPLEMENTAL SAVINGS PLAN Service Agreement” as such agreement may have been and may hereafter be amended, restated or replaced by a superseding agreement between the parties thereto.

2.42. “STIP bonus” shall refer to payments made pursuant to the Bank’s Short-Term Incentive Plan and any plan or program which the Committee may determine is a replacement for such incentive plan and in no event shall STIP bonus include any payments under the Long-Term Incentive Plans presently maintained by the Bank or any replacement therefor.

2.43. “Super Qualified Vote” shall mean the Vote of at least eighty-five (85%) percent of the total number of Eligible Voters.

2.44. “Trust” shall mean the Trust established and maintained pursuant to the terms of Article IX hereof.

2.45. “Trustee” shall mean the entity then acting as Trustee under the Trust Agreement.

2.46. “Trust Agreement” shall mean the trust agreement described in Section 9.1 hereof.

2.47. “Vote” shall mean and include a vote in person or by proxy or execution of a written consent signed by a Participant or Beneficiary authorizing or approving any action (including one or more amendments of this Plan).

ARTICLE III

PARTICIPATION

3.1. Prior to January 1, 2005. Any person who was a Participant on or prior to October 4, 2004 shall remain a Participant. No person shall become a Participant after October 4, 2004 and prior to January 1, 2005.

3.2. Between January 1, 2005 and December 31, 2006. Any person who was not a Participant as of October 4, 2004, and who prior to December 31, 2006 was an employee of the Bank, had a salary grade equal to or higher than the Minimum Salary Grade, and in accordance with Interim Procedures 2005 or Interim Procedures 2006 elected to have salary deferrals made under the Plan of Election Compensation earned during 2005 or 2006 shall become a Participant as of the date of his first such deferral.

3.3. After December 31, 2006. On and after December 31, 2006 an employee of the Bank with a salary grade equal to or higher than the Minimum Salary Grade shall become a Participant: (a) for any Plan Year provided prior to the beginning of such Plan Year he has elected to make Participant Contributions of Election Compensation earned for such Plan Year; or (b) if he becomes an employee of the Bank with a salary grade equal to or higher than the Minimum Salary Grade during such Plan Year elects to make contributions from his Election Compensation earned during such Plan Year within thirty (30) days of his becoming an employee of the Bank with a salary grade equal to or higher than the Minimum Salary Grade.

3.4. Participation With Respect to Restoration Benefit Contributions.

(a) On or after August 14, 2006, an employee of the Bank with a salary grade equal to or higher than the Minimum Salary Grade who is not entitled after August 13, 2006 to accrue credited service under the Retirement Plan shall become a Participant with respect to, or, if the employee is already a Participant in the Plan, shall become eligible to receive, Restoration Benefit Contributions in accordance with Section 4.6.

(b) For the avoidance of doubt, for the period beginning August 14, 2006 through December 31, 2011 the terms of subsection (a) of this Section 3.4 are to be interpreted so that a Participant who is eligible to accrue a benefit under the Retirement Plan and who continues to accrue credited service thereunder will not be eligible to receive Restoration Benefit Contributions under this Plan.

(c) For Plan Years beginning on and after January 1, 2012, upon the cessation of benefit accruals under the People’s United Bank Employees’ Retirement Plan, the terms of subsection (a) of this Section 3.4 apply to all employees of the Bank who have a salary grade equal to or higher than the Minimum Salary Grade (whether hired before, on or after August 14, 2006).

3.5. Participation With Respect to Enhanced Benefit Contributions. On or after August 14, 2006, an employee of the Bank with a salary grade equal to or higher than the Minimum Salary Grade who either (i) was hired by the Bank after August 13, 2006 or (ii) first attained a salary grade equal to or higher than the Minimum Salary Grade after March 1, 2008 shall become a Participant with respect to, or, if the employee is already a Participant in the Plan, shall become eligible to receive, Enhanced Benefit Contributions in accordance with Section 4.7. For the avoidance of doubt, this provision is to be interpreted so that a Participant who is eligible to accrue a benefit under the People’s United Bank Enhanced Senior Pension Plan will not be eligible to receive Enhanced Benefit Contributions under this Plan. Effective for Plan Years beginning on or after January 1, 2012, Enhanced Benefit Contributions will no longer be made to the Plan.

3.6. Termination of Participation. A Participant shall remain such until all of his benefits under the Plan have been distributed to him or, if earlier, his death.

ARTICLE IV

CONTRIBUTIONS

4.1. Participant Contributions from Compensation Prior to January 1, 2005

Any Participant who was such at any time prior to January 1, 2005 was entitled to elect to contribute as of each payroll date up to a total of 15% of his Election Compensation on such payroll date (less his employee contributions to the 401(k) Plan made on such date) provided such election was made in accordance with procedures then in effect under the Plan and the 401(k) Plan.

4.2. Participant Contributions from Compensation Earned or Paid During 2005 or 2006.

(a) Any Participant who was such at any time during 2005 may elect to contribute as of each payroll date during such Plan Year up to a total of 15% of his Election Compensation payable on such payroll date (less his employee contributions to the 401(k) Plan made on such date) provided such election was made in accordance with the Interim 2005 Procedures.

(b) Any Participant who was such at any time during 2006 may elect to contribute as of each payroll date during such Plan Year up to a total of 15% of his Election Compensation payable on such payroll date (less his employee contributions to the 401(k) Plan made on such date) provided such election was made in accordance with the Interim 2006 Procedures.

4.3. Participant Contributions From Election Compensation After 2006.

(a) A Participant may elect to contribute to the Plan up to twenty percent (20%) of his Election Compensation for any Plan Year beginning after December 31, 2006 and prior to January 1, 2009, provided he does so by filing an irrevocable written election during designated periods of the prior Plan Year in accordance with instructions authorized by the Committee. Such election may designate separate percentages with respect to STIP bonuses and other Election Compensation, but neither such election shall exceed twenty percent (20%).

(b) A Participant may elect to contribute to the Plan up to fifty percent (50%) of his Election Compensation for any Plan Year beginning after December 31, 2008, provided he does so by filing an irrevocable written election during designated periods of the prior Plan Year in accordance with instructions authorized by the Committee. Such election may designate separate percentages with respect to STIP bonuses and the other Election Compensation, but neither such election shall exceed fifty percent (50%).

4.4. Contributions by New Participants; Special Rule for First Day of Plan Year.

(a) Any employee of the Bank who first becomes eligible to be a Participant during a Plan Year and who becomes a Participant in accordance with the provisions of Section 3.3 for a partial Plan Year may elect to contribute to the Plan up to (i) if such Plan Year is 2007 or 2008, twenty percent (20%) of his Election Compensation for such Plan Year provided such election is made prior to the end of thirty (30) days after he becomes eligible to become a Participant and (ii) if such Plan Year is 2009 or later, fifty percent (50%) of his Election Compensation for such Plan Year provided such election is made prior to the end of thirty (30) days after he becomes eligible to become a Participant.

(b) Beginning with the 2009 Plan Year, any employee of an affiliate of the Bank who is expected to become eligible to be a Participant on the first day of a Plan Year may elect to contribute to the Plan up to fifty percent (50%) of his Election Compensation for such Plan Year provided such election is made prior to the end of the preceding Plan Year. An election made pursuant to this subsection (b) shall not take effect and shall be disregarded for all purposes if the individual making such election does not, in fact, become eligible to be a Participant in the Plan as of the first day of the Plan Year for which such election was made.

4.5. Bank Matching Contributions.

(a) As soon as practicable at or after the end of each Plan Year the Bank shall determine for such Plan Year for each Participant his Election Match Compensation and his 401(k) Maximum Basic Employer Contribution. In the case of a Participant whose employment terminates prior to the end of a Plan Year, the Bank shall determine the Election Match Compensation and the 401(k) Maximum Basic Employer Contribution for such Participant for that portion of the Plan Year during which the Participant was employed, as soon as practicable at or after the date the Participant’s employment was terminated.

(b) Within a reasonable time after such determination the Bank shall credit to the (i) Current Plan Account in the case of Plan Years ending after December 31, 2003 and prior to December 1, 2008 and (ii) Deferral Account in the case of Plan Years ending on or after December 1, 2008 of each Participant a matching contribution equal to the result obtained by subtracting such Participant’s 401(k) Maximum Basic Employer Contribution from the sum of (A) the lesser of (x) 4% of such Participant’s Basic Election Match Compensation or (y) such Participant’s Participant contributions pursuant to this Article IV for such Plan Year with respect to his Basic Election Match Compensation, plus (B) the lesser of (x) 4% of such Participant’s STIP Election Match Compensation or (y) such Participant’s Participant Contributions pursuant to this Article IV for such Plan Year with respect to his STIP Election Match Compensation; provided, however, that such matching contribution shall not be less than zero. For purposes of this subsection (b), the term “Basic Election Match Compensation” means the Participant’s Election Match Compensation for the Plan Year excluding any STIP bonus actually received during such year; and the term “STIP Election Match Compensation” means the Participant’s Election Match Compensation excluding his Basic Election Match Compensation.

(c) In the event the Bank determines to make a discretionary contribution, as soon as practical after both completing the computations pursuant to subsection (a) of this Section and determining to make a discretionary contribution, the Bank shall credit to the (i) Current Plan Account in the case of Plan Years ending after December 31, 2003 and prior to December 1, 2008 and (ii) Deferral Account in the case of Plan Years ending on or after December 1, 2008 of each Participant who has deferred any Election Match Compensation hereunder during such Plan Year an amount equal to up to one hundred percent (100%) of such Participant’s contribution for such Plan Year pursuant to this Article IV to the extent that such Participant’s Participant Contributions exceeded four percent (4%) of his Election Match Compensation but did not exceed five percent (5%) of his Election Match Compensation for such Plan Year reduced by such Participant’s 401(k) Maximum Discretionary Employer Contribution for such Plan Year; provided that such matching contribution shall not be less than zero; and further provided that such matching contribution shall be made only if the Participant is actively employed by the Bank at the end of the Plan Year with respect to which such matching contribution would otherwise be made. Notwithstanding the foregoing, no Discretionary Matching Employer Contribution shall be made to the Plan for any Plan Year beginning on or after January 1, 2012.

4.6. Restoration Benefit Contributions

(a) On and after August 14, 2006, the Bank shall credit to the Deferral Account of each eligible Participant who is actively employed by the Bank at the end of the applicable Plan Year a Restoration Benefit Contribution as soon as practicable following the end of the Plan Year with respect to which such contribution is to be made. In order to be eligible to begin receiving Restoration Benefit Contributions, a Participant must have completed one “Year of Employer Retirement Contribution Eligibility Service” as defined under the 401(k) Plan.

(b) A Participant shall become vested in his or her Restoration Benefit Contributions according to the following vesting schedule

Years of Credited Service	Vested Percentage
Less than 2	None
2	25%
3	50%
4	75%
5 or more	100%

Notwithstanding the foregoing, the Participant shall become fully vested in his Restoration Benefit Contributions upon the earlier of his death or attainment of his Normal Retirement Date.

4.7. Enhanced Benefit Contributions

(a) On and after August 14, 2006, through the Plan Year ended December 31, 2011, the Bank shall credit Enhanced Benefit Contributions to the Deferral Account of each employee of the Bank with a salary grade equal to or higher than the Minimum Salary Grade who (i) was hired by the Bank after August 13, 2006, or (ii) first attained a salary grade equal to or higher than the Minimum Salary Grade after March 1, 2008, provided, in both cases, the employee was actively employed by the Bank at the end of the applicable Plan Year. In order to be eligible to begin receiving Enhanced Benefit Contributions, the Participant must have completed one “Year of Employer Retirement Contribution Eligibility Service” as defined under the 401(k) Plan and only Election Match Compensation received the first day of the month after satisfaction of the service requirement was considered for that Plan Year. No Enhanced Benefit Contributions will be made for Plan Years beginning January 1, 2012, and after.

(b) A Participant shall become fully vested while in Credited Service in his Enhanced Benefit Contributions upon the earlier of (A) or (B), where (A) is the later of (i) the attainment of age fifty-five (55), (ii) his completion of 5 Years of Vesting Service, or (iii) the Participant’s death, and (B) is his attainment of his Normal Retirement Date. In the event a Participant’s Credited Service is terminated prior to his being so vested, his Enhanced Benefit Contributions under this Plan shall be forfeited; provided that, in the event of his rehire and his subsequently becoming vested, his Enhanced Benefit Contributions shall be reinstated and he shall become vested therein.

4.8. Operating Rules

For purposes of this Article IV

(a) any compensation earned during the Bank’s payroll period (as described in Section 3401(b) of the Code) which includes the last day of such Plan Year payable after the end of such Plan Year in accordance with arrangements by which the Bank normally pays its employees shall be considered Election Compensation for the Plan Year in which it is payable; and

(b) any other compensation earned during a Plan Year and paid in a subsequent Plan Year shall be considered Election Compensation during the Plan Year in which it is earned; and

(c) each election percentage shall be a whole number.

ARTICLE V

ACCOUNTS

5.1. Grandfathered Accounts. As of December 31, 2004 the balances of the accounts of all Participants were determined and each such account shall be maintained from such date through November 30, 2008 as a separate Grandfathered Account and all investment results from such date allocable thereto in accordance with the provisions of Article VI shall be credited thereto.

5.2. Current Plan Accounts. The Bank shall maintain for each Participant who is such on or after January 1, 2005 and prior to December 1, 2008 a Current Plan Account to which all such Participant’s (i) Participant Contributions made on or after January 1, 2005 and prior to December 1, 2008, (ii) Bank matching contributions (as provided for in Section 4.5) made on or after January 1, 2005 and prior to December 1, 2008, (iii) Restoration Benefit Contributions made on or after January 1, 2008 and prior to December 1, 2008 and (iv) Enhanced Benefit Contributions made on or after January 1, 2008 and prior to December 1, 2008, and all investment results from the applicable dates allocable thereto in accordance with the provisions of Article VI shall be credited.

5.3. Time of Crediting Contributions. After December 31, 2004 and prior to December 1, 2008, all Participant Contributions shall be withheld from such Participant’s pay for each payroll date and shall be credited to such Participant’s Current Plan Account as of or as soon as practicable after such date. On and after December 1, 2008, all Participant Contributions shall instead be allocated to such Participant’s Deferral Account. All Bank matching contributions (as provided for in Section 4.5) allocable after January 1, 2005 and prior to December 1, 2008 shall be allocated to the Participant’s Current Plan Account as of the date provided for in accordance with the terms and administrative procedures of this Plan in effect from time to time during such period. All Bank matching contributions (as provided for in Section 4.5) allocable on and after December 1, 2008 shall be credited as of the date determined in accordance with the provisions of Section 4.5. Restoration Benefit Contributions and Enhanced Benefit Contributions shall be credited as of the date determined in accordance with the provisions of Sections 4.6 and 4.7, respectively.

ARTICLE VI

HYPOTHETICAL INVESTMENT

6.1. Adjustments Prior to the Interest Credit Date to Pre-June 1, 2008 Accounts. Except as provided by Section 6.2, to the extent practicable under procedures available to the Bank, all amounts credited to an Account of a Participant who became such on or before June 1, 2008, shall be increased or decreased prior to the Interest Credit Date in accordance with such Participant’s investment election under the 401(k) Plan to reflect the value such amount would have if actually so invested as such elections change from time to time prior to June 1, 2008, but not as changed on or after such date. In the event such Participant has different elections under the 401(k) Plan with respect to a balance accumulated as of a certain time on the one hand and contributions received thereafter on the other, to the extent practicable under procedures available to the Bank, such Participant’s Account shall be deemed to be invested (a) with respect to the balance as of the date of the accumulation described in this sentence in accordance with the investment instructions for such accumulated balance and (b) with respect to amounts credited to his Account after such date in accordance with the investment instructions for such contributions. Notwithstanding the foregoing, in the event the Participant has any loan balances outstanding with respect to his account under the 401(k) Plan, the amount of such loans shall not be taken into account in determining the proportions in which his Account is deemed to be invested.

6.2. Investment Selections for Accounts on and After June 1, 2008 and Prior to the Interest Credit Date.

(a) All amounts credited to any Account of a Participant who first becomes such on and after June 1, 2008, and all amounts credited to any Account of a Participant who became such before June 1, 2008 and who chooses to make an investment election pursuant to this subsection (a) prior to the Interest Credit Date shall in accordance with procedures made available to him by the Bank be increased or decreased in accordance with such Participant’s investment election under this Plan to reflect the value such amount would have if actually invested in accordance with such election. Such Participant’s election under the Plan shall be limited to investment selections available to Participants under the 401(k) Plan at the time of such election. Such Participants shall be able to make separate elections with respect to accumulated Account balances and amounts to be credited to such Accounts after such election. To the extent any portion (including all) of the Account of any Participant who becomes such on or after June 1, 2008 and prior to the Interest Credit Date, is not the subject of an investment election, such portion of such Account shall be increased or decreased as if it were actually invested in the T. Rowe Price Retirement Fund available under the Plan that under procedures established by the Plan’s third party administrator most closely matches the date on which the Participant is projected to attain his Normal Retirement Date or where provided under such procedures, to the T. Rowe Price Retirement Income Fund. Investment selections in effect for Account balances and amounts to be credited in the future to such Accounts as of June 1, 2008 or any time thereafter and prior to the Interest Credit Date shall remain in effect until such Participant expressly otherwise directs and regardless of any change in investment directions such Participant makes with respect to his 401(k) accounts.

(b) On and after June 1, 2008 and prior to the Interest Credit Date, all amounts credited to an Account of a Participant who became such before June 1, 2008, shall be increased or decreased in accordance with such Participant’s investment election under the 401(k) Plan as of May 31, 2008 or as otherwise provided pursuant to the provisions of the Plan as of May 31, 2008, to reflect the value such amount would have if actually invested in accordance with that election except to the extent such Participant elects different hypothetical investments in accordance with the provisions of subsection (a) of this Section. No change in investment directions under the 401(k) Plan becoming effective on or after June 1, 2008, shall have any effect on adjustments to a Participant’s Account under this Plan.

6.3. Adjustments on or After the Interest Credit Date.

(a) All Accounts of any Participant who becomes such on or after the Interest Credit Date, and that portion of a Participant’s Account which is attributable to contributions made by on or on behalf of a Participant on or after the Interest Credit Date, shall not be adjusted in accordance with the provisions of Section 6.1 or 6.2, but instead shall be credited with Plan Interest monthly.

(b)Accounts of all Participants who are such as of the Interest Credit Date shall continue to be adjusted in accordance with the provisions of Section 6.2 based in all respects upon such Participants’ investment elections and any other applicable provisions of Section 6.2 as in effect on the Interest Credit Date provided that (i) except as provided below in this Section, no Participant shall after the Interest Credit Date have the right to change investment elections and (ii) any Participant may at any time in a manner provided by the Bank elect to have all (but not less than all) balances of such Participant’s Account credited with Plan Interest after the date of such election in lieu of any amounts otherwise determinable under Section 6.2. Any such election shall become effective at such time as the Bank shall determine to be administratively convenient. Notwithstanding the foregoing, in the event that any time after January 1, 2009 any part of a Participant’s Account is deemed to be hypothetically invested in shares of Parent stock, any hypothetical dividend paid with respect to such stock to such Account shall be deemed invested in the Putnam Stable Value Fund or in such other manner as the CEO may determine upon recommendation of the Administrative Committee. Notwithstanding the foregoing provisions of this Section 6.3, any Participant whose Credited Service is terminated prior to December 1, 2008 and who has not made an election pursuant to clause (ii) of this Section 6.3(b) may continue to change hypothetical investments in accordance with the provisions of Section 6.2.

(c) On and after December 1, 2012, all balances in a Participant’s Account shall be credited with Plan Interest in lieu of any amounts otherwise determinable under Section 6.2 and regardless of whether such Participant has made an election pursuant to subsection (b)(ii) above.

ARTICLE VII

DEATH BENEFITS

7.1. Beneficiaries. In the event the death of a Participant whether during or after termination of his Credited Service, prior to payment of such Participant’s full vested Account balance benefit in accordance with the provisions of Article VIII, the unpaid vested amount shall be paid to such Participant’s Beneficiary designated in a form provided by, and filed with, the Committee. If no such form has been filed, such benefits shall be payable to such Participant’s spouse and if no spouse is then living, to the legal representative of such Participant’s estate. All benefits payable pursuant to this Article VII shall be payable in accordance with the provisions of Article VIII. In the event a Participant and his spouse or other designated Beneficiary (primary or contingent) die as a result of the same event (whether or not it is possible to determine who was the first to die) and die within thirty (30) days of each other, this Plan shall be administered as if the Participant survived his spouse or such other Beneficiary.

7.2. No Other Death Benefits. Except as provided in this Article VII, no benefits under this Plan shall be payable to a Participant’s Beneficiary after such Participant’s death.

ARTICLE VIII

METHOD OF PAYMENT

8.1. Distribution of Current Plan Account Relating to Participant Contributions and Bank Matching Contributions. The portion of a Participant’s Current Plan Account relating to Participant Contributions and/or Bank matching contributions (as provided for in Section 4.5) shall be distributed to such Participant as follows. The balance of such portion of the Participant’s Current Plan Account shall be determined as of the end of the month preceding his last full month of Credited Service. An amount equal to ten percent of such account balance shall be distributed in twelve equal monthly installments commencing on the first payroll payment date of the 7th month following such termination and of each of the next 11 months. As of the first payroll date of the twelfth month following such commencement of payments, the portion of the full balance of such Participant’s account (determined as of the most recent available valuation date under the 401(k) Plan preceding such payment date) shall be distributed to such Participant or in the event of her or his death, to her or his Beneficiary.

8.2. Distribution of Current Plan Account Relating to Restoration Benefit Contributions and Enhanced Benefit Contributions. On and after January 1, 2008, the vested portion of a Participant’s Current Plan Account relating to Restoration Benefit Contributions and/or Enhanced Benefit Contributions shall be distributed to such Participant in a single lump sum payment on the first payroll payment date of the 7th month following the Participant’s termination of Credited Service with the Bank.

8.3. Distributions of Grandfathered Accounts to Participants. A Participant’s Grandfathered Account shall be valued and distributed in the same manner as the portion of the Participant’s Current Plan Account relating to Participant Contributions and Bank matching contributions (as provided for in Section 4.5), except that installment payments shall commence as of the first payroll date of the month next following such Participant’s termination of Credited Service and continue for an additional 11 months. As of the first payroll date of the twelfth month following such commencement of payments, the full balance of such Participant’s account (determined as of the most recent available valuation date under the 401(k) Plan preceding such payment date) shall be distributed to such Participant or in the event of her or his death, to her or his Beneficiary.

8.4. Distribution of Accounts After December 1, 2008.

(a) The foregoing provisions of this Article VIII shall not apply to any distributions made to any Participant who terminates his Credited Service at any time on or after December 1, 2008.

(b) Unless the Participant makes an effective election pursuant to Section 8.6 hereof with respect to his Pre-2013 Account, the total Pre-2013 Account balance of any Participant who terminates his Credited Service on or after December 31, 2008 shall be distributed to him in a single lump sum on the first payroll payment date of the seventh month following such termination, and if he is not then living, such total Pre-2013 Account balance shall be distributed to his Beneficiary in a single lump-sum on the first payroll payment date following such Participant’s death. Amounts distributable pursuant to this Section 8.4(b) shall be determined as of the close of the last business day preceding such payroll payment date of distribution.

8.5 Distribution of Post-2012 Account Balances. A Participant’s vested Annual Post-2012 Subaccount balance shall be payable following the termination of the Participant’s Credited Service as described in subsections (a) and (b) below based on the Participant’s election made with respect to a given Annual Post-2012 Subaccount balance pursuant to administrative procedures as established by the Committee.

(a)	Timing of Payment. Subject to Section 8.6, a Participant’s vested Annual Post-2012 Subaccount balance attributable to a given calendar year shall be paid to a Participant on one of the following dates based on the form of payment elected by Participant with respect to such year:

(i)	in the case of a lump sum payment, the first payroll payment date of the seventh month following termination of the Participant’s Credited Service; or

(ii)	in the case of installment payments, the first such payment shall be made on the later of (x) the first payroll payment date in the seventh month following termination of the Participant’s Credited Service or (y) the first payroll payment date in the month of February following termination of the Participant’s Credited Service, with each subsequent installment being payable on the first payroll payment date in February of each subsequent year.

(iii)	Notwithstanding the foregoing, in the event the Participant dies prior to receiving payment of some or all of his Post-2012 Account balance, the entire unpaid amount of the Participant’s Post-2012 Account balance shall be paid to the Participant’s Beneficiary in a single lump sum on the first administratively practicable payroll payment date following the date of the Participant’s death.

(b)	Form of Payment. A Participant shall, on an annual basis, elect the form of payment in which his Annual Post-2012 Subaccount balance shall be paid. A Participant may make a different election with respect to each Annual Post-2012 Subaccount balance; provided, however, that such election must be made prior to the commencement of the calendar year pertaining to a given Annual Post-2012 Subaccount. Participants may elect to have benefits paid in one of the following forms of payment:

(i)	a single lump sum; or

(ii)	five annual installments; or

(iii)	ten annual installments.

In the case of an installment payment election, the amount to be distributed on the initial payment date with respect to a given Annual Post-2012 Subaccount shall be equal to (1) the balance of the Participant’s Annual Post-2012 Subaccount for the applicable year on the last business day of the second month prior to the payment date, divided by (2) the number of installments elected. The amount of each subsequent installment payment shall be equal to (3) the unpaid balance of the applicable Annual Post-2012 Subaccount on the last business day of the second month prior to the payment date, divided by (4) the remaining number of installment payments to be made, except that the final installment payment shall be equal to the unpaid balance of the applicable Annual Post-2012 Subaccount on a date as close as reasonably practicable to the final payment date. Adjustments and credits attributable to the unpaid balance of any Annual Post-2012 Subaccount shall continue to accrue determined in the manner set forth in Article VI hereof.

If no election is made with respect to a given Annual Post-2012 Subaccount, the Participant shall be deemed to have elected to receive payment of such subaccount balance in a lump sum.

8.6 New Election for Pre-2013 Account; Change in Election for Annual Post-2012 Subaccounts. Notwithstanding any provision to the contrary elsewhere in this Plan, and subject to the following paragraph, a Participant may (x) make an installment payment election regarding his Pre-2013 Account balance (and, in such event, the Participant’s Pre-2013 Account shall be treated as though it were a single Annual Post-2012 Subaccount for purposes of Section 8.5 hereof) and (y) change his distribution election with respect to a given Annual Post-2012 Subaccount to elect another form of payment or a different number of installments. Any such installment payment election or change of election (each, a “subsequent election”) shall be made in accordance with election procedures established by the Committee and shall be subject in all cases to the requirements of subsection (a) and (b) below and other provision of this Article. If such election becomes effective as provided below, then that portion of the Participant’s Account as is affected by such election (i.e., his Pre-2013 Account and one or more Annual Post-2012 Subaccounts) will be payable at the time and in the form specified in his subsequent election.

The Participant’s subsequent election under this Section will become effective only if the following criteria are satisfied: (a) the election does not become effective until one year after the date the election is made; and (b) the election extends the date for payment, or the start date for installment payments, by at least five years from the previously elected date (or other applicable date, in the case of a Participant’s Pre-2013 Account). No subsequent election may be made with respect to any portion of a Participant’s Account that is already in payment status.

No subsequent election under the preceding paragraph may operate to accelerate any payment or distribution hereunder or violate any requirement of Code Section 409A or the regulations and rulings thereunder. Installment payments to a Participant will be deemed a single payment for purposes of the anti-acceleration rule under Code Section 409A(a)(3) and the rules governing the timing of changes in elections with respect to the time and form of payment hereunder pursuant to Code Section 409A(a)(4).

ARTICLE IX

TRUST; CHANGE IN CONTROL

9.1. Non-Qualified Trust. The Bank has entered into a Trust Agreement with Morgan Guaranty Trust Company as the Trustee establishing the Trust. The Trust is intended to provide for the funding of the Bank’s obligation to provide benefits under the Plan to the extent provided pursuant to the provisions of Sections 9.2 and 9.3. In the event of Insolvency of the Bank, assets held under the Trust shall be subject to the claims of the general creditors of the Bank under federal and state law as set forth in the Trust Agreement. In the event of such Insolvency, any and all such assets will be available to satisfy the claims of general creditors of the Bank even if all benefits under the Plan have not otherwise been provided for and even if all such benefits of Participants who have terminated their Credited Service have not been fully provided for. Nothing herein shall be deemed to prohibit Participants or Beneficiaries from asserting claims for Plan benefits as general creditors of the Bank. The Bank may cause, subject to, and in accordance with, the terms of the Trust Agreement, Plan benefits to be provided from the assets of the Trust, the general assets of the Bank, or a combination thereof, as the Bank may determine to be in the Bank’s best interests. No person eligible for, or entitled to, Plan benefits hereunder shall have any property, equitable or security rights in any specific assets of the Bank or held as part of the Trust. The Plan constitutes a mere promise by the Bank to make benefit payments in the future. It is intended that this Plan be unfunded for federal income tax purposes and Title I of the Employee Retirement Income Security Act of 1974, as amended. The obligation to pay all Plan benefits shall be treated as an item of indebtedness by the Bank to the Participant or Beneficiary, and except as otherwise paid from the Trust, such payments shall be made from the general assets of the Bank. All amounts as may be required to be withheld by any applicable federal, state or local law shall be withheld and remitted as required by any such law and payments made to the Participant or any Beneficiary shall be the net amount after withholding.

9.2. Discretionary Payments to Trust. The Bank, in the sole discretion of the CEO, may at any time, or from time to time, make deposits (in addition to those required pursuant to Section 9.3) of cash or other property acceptable to the Trustee in trust with the Trustee to augment the principal of the Trust, such additions to be held, administered and disposed of by the Trustee as provided in the agreement setting forth the terms of the Trust. Neither the Trustee nor any Participant or Beneficiary shall have any right to compel such additional deposits.

9.3. Mandatory Payments to Trust.

(a) Upon a Potential Change in Control or a Change in Control, the Bank shall, as soon as possible, but in no event longer than thirty (30) days following such Potential Change in Control or Change in Control, make a contribution to the Trust of cash or other property acceptable to the Trustee which when added to the total value of the Trust Fund would equal the Full Funding Amount. In the event of a Potential Change in Control, the Full Funding Amount shall be recalculated in the event such Potential Change in Control Period extends beyond the required valuation date used in the first or other last subsequent computation made as a result of such Potential Change in Control Period. In the event that the Trustee later determines that provision made in determining the Full Funding Amount for expenses was not adequate, the Bank shall make additional deposits to provide for such expenses as determined by the Trustee from time to time.

(b) No more than sixty (60) days after the last day of each fiscal year of the Bank, the Bank shall:

(i) Cause the Recordkeeper to compute the Interim Funding Amount as of such last day and deliver to the Trustee the Recordkeeper’s certification or other written statement satisfactory to the Trustee of such Interim Funding Amount; and

(ii) Pay to the Trustee an amount which when added to the value of the Trust Fund as of such last day would result in a sum equal to or greater than such Interim Funding Amount.

ARTICLE X

NONASSIGNABILITY

10.1. No Assignment. The Plan is designed to provide payment of benefits solely for the support of the Participant and, to the extent of any death benefits, such Participant’s beneficiary. No person eligible for or entitled to a benefit payable hereunder shall have any right, power or authority to anticipate, assign, sell, transfer, pledge or otherwise encumber, whether by voluntary action or by operation of law, the right to receive such benefit payment nor shall such right otherwise be subject to encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s Beneficiary.

ARTICLE XI

ADMINISTRATION

11.1. The Committee. The Plan shall be administered by the Committee. The Committee may delegate its administrative authority to officers or other employees of the Bank, provided that no such delegate shall determine his own benefits hereunder. The Committee shall have complete and discretionary authority to determine eligibility, the amount of benefits payable under the Plan and to otherwise construe, interpret and apply the provisions of the Plan and its determinations shall be conclusive on the Bank, its employees and any other person claiming any benefit under the Plan. Notwithstanding the foregoing provisions of this Article XI, any determination made by the Committee upon or after a Change in Control or during a Potential Change in Control Period shall be binding only if accepted by the Participant or Beneficiary and, to the extent not so accepted, such determination of the Committee shall be of no effect and given no weight and such Participant or Beneficiary shall have his rights determined in accordance with the procedures of any of the provisions of the Trust Agreement, and the Bank shall pay to the Trustee any funds necessary to provide such benefits as so determined.

ARTICLE XII

CLAIMS PROCEDURE

12.1 General.

(a) If a Participant, Former Participant or Beneficiary disagrees with the computation of the benefits to which he is entitled under the Plan and wishes to claim benefits or additional benefits, he must file his claim in writing or electronically with the Committee. The

Committee may act as the Claims Officer as hereinafter provided or may designate a member of the Committee or one or more other individuals who may (but shall not be required to) be a Participant or other Employee. If no claim is received by the Committee within 60 days after the claimant receives notice of his benefits, no claim will be permitted and the Claims Officer’s determination shall be final.

The claimant may designate any other person, at his own expense, to act on his behalf in pursuing a benefit claim or appealing the denial of a benefit claim. The term “claimant” as used in this claims procedure includes any other person he designates to represent him as well as after his death, his beneficiary.

When a claim for benefits is made under Plan, the Claims Officer is required to notify the claimant within 90 days after the claim is received if the claim for benefits has been denied. In special cases where the Claims Officer needs more time to decide, the Claims Officer may notify the claimant in writing or electronically prior to the end of the initial 90 day period and may take up to 90 additional days.

(b) If the claim is denied in whole or in part, the Claims Officer will send to the claimant a written or electronic notice including:

(i) one or more specific reasons for the denial;

(ii) specific reference to the Plan provisions on which the denial is based;

(iii) a description of any additional material or information that would be necessary to perfect the claim and an explanation of why such material or information is necessary;

(iv) information regarding what steps should be taken if the claimant wants to submit a request for review; and

(v) a description of the Plan’s review procedures and the time limits applicable to the procedures including a statement of the claimant’s rights to bring a civil action under Section 502(a) of ERISA following a determination upon completion of claimant’s appeal adverse to claimant’s position.

(c) If the claim for benefits is denied, the claimant may file an appeal in writing or electronically with the Committee.

(i) The written claim for review must be filed within 60 days after the claimant has received the notice described above that the claim was denied. If a written claim for review is not filed within 60 days after the claimant receives the notice that the claim was denied, the claimant is deemed to have accepted the Claims Officer’s decision.

(ii) The claimant may submit written comments, documents, records and other information relating to claimant’s claim for benefits.

(iii) The claimant will be provided upon request and free of charge reasonable access to, and copies of, all documents, records, and other information relevant to claimant’s claim.

(iv) The Committee will take into account all comments, documents, records and other information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) After receiving a request for review, the Committee will review the claim within 60 days and will give the claimant a written or electronic notice of its decision, which is final. In special cases where the Committee needs more time to decide, the Committee will notify the claimant in writing prior to the end of the initial 60 day period and may take up to 60 additional days. If the Committee denies the claim, the notice will include:

(i) one or more specific reasons for the denial;

(ii) specific reference to the Plan provisions on which the denial is based;

(iii) a statement that the claimant is entitled to receive upon request and free of charge reasonable access to, and copies of, all documents, records, and other information relevant to claimant’s claim for benefits; and

(iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(e) Notwithstanding any other provisions of this Plan to the contrary, the terms of Subsections (a), (b) and (c) of this Section 12.1 shall apply until such time as the Committee shall adopt revised claims procedures; provided, however, that the Committee may make any such revisions in such procedures as it deems necessary to assure compliance with the applicable provisions of Section 503 of the Act and the regulations thereunder.

(f) Any person whose claim has been denied in whole or in part must exhaust the administrative review procedures provided in this Section 12.1, including any revisions made in accordance with subsection (d) hereof prior to initiating any claim for judicial review.

(g) Any action taken or omitted by any fiduciary with respect to the Plan, including any decision, interpretation, claim denial or review on appeal, shall be conclusive and binding on all interested parties and shall be subject to judicial modification or reversal only to the extent it is determined by a court of competent jurisdiction that such action or omission was arbitrary and capricious and contrary to the terms of the Plan.

12.2. Change in Control. During a Potential Change in Control Period or upon or after a Change in Control, a Participant or Beneficiary at his election may determine at any time not to follow or to cease following the procedures set forth in this Article XII, and to assert and enforce any claims under the Plan without regard to the provisions of this Article XII, including enforcing any remedies in accordance with the provisions of the Trust Agreement.

ARTICLE XIII

AMENDMENT AND TERMINATION

13.1. General. The Committee may amend the Plan from time to time; provided, however, that no such amendment shall have the effect of reducing any vested benefit under the Plan.

13.2. Change in Control. Notwithstanding the provisions of Section 13.1, (a) an amendment to Section 9.3(a) hereof, or to the definitions of Change in Control, Potential Change in Control, Potential Change in Control Period or Change in Control Agreement, or eliminating or reducing the rights or authority of the Advisory Committee provided by Article XV hereof may be made only in the event it is approved by a Qualified Vote and (b) an amendment to reduce the funding requirements pursuant to Section 9.3(b) or changing the definition of Interim Funding Amount or Interim Valuation Requirement Date may be made only in the event it is approved by the vote of sixty-five percent (65%) of all Participants who are employed by the Bank after May 1, 1998, and not employed by the Bank at the time of such vote.

13.3. Termination. The Bank reserves the right to terminate the Plan or to cease benefit accruals under the Plan at any time. However, except as may be required pursuant to any applicable federal, state or local law, any Plan benefit then accrued and vested shall remain payable in accordance with the terms of the Plan to the extent then accrued.

ARTICLE XIV

CONSTRUCTION

14.1. Governing Law. The Plan shall be administered in accordance with the laws of Connecticut, to the extent applicable, and not preempted by any other applicable federal law.

14.2. No Contract. Nothing in the Plan shall be construed to confer upon any person any legal right to be continued as an employee of the Bank. The Bank expressly reserves the right to discharge any employee whenever the interest of the Bank in its sole judgment may so require without any liability on the part of the Bank. The Bank shall be the Plan Administrator of the Plan.

14.3. FDIC Restrictions. It is intended that the Plan be and remain a bona fide deferred compensation plan for purposes of Section 18(k) of the Federal Deposit Insurance Act and Part 359 of Federal Deposit Insurance Corporation (“FDIC”) regulations, including FDIC Reg § 359.1(d) and the terms of the Plan shall be so construed in the event of any ambiguity.

14.4. Other Contracts. The benefits payable under the Plan shall not be limited by the provisions of any other agreement entered into by the Bank and any Participant prior to January 1, 2009 relating to payments in the event of Change in Control; but benefits under any such other agreement may, if such other agreement so provides, be reduced as a result of benefits payable under the Plan.

14.5. Successors and Assigns. The provisions of this Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns, and references to the Bank herein shall include its successors and assigns. References to Parent shall include its successors and assigns.

14.6. Pronouns. Unless the context clearly indicates otherwise, pronouns of one gender or number may refer to subjects or objects of a different gender or number.

14.7. Code Section 409A. From and after October 4, 2004 this Plan is intended to meet the requirements of Section 409A of the Code and shall be construed whenever possible in a manner which will result in the Plan being and the Trust being in compliance therewith and which will not subject any Participant to any additional taxes or penalties pursuant to such Section 409A.

14.8. Headings. The headings of Articles and Sections are included solely for convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE XV

ADVISORY COMMITTEE

15.1. Advisory Committee. During a Potential Change in Control Period or upon or after a Change in Control, a majority of Plan Voters at any time, and from time to time, may appoint an Advisory Committee to monitor and represent the interests of the Plan Voters and the Beneficiary of any deceased Participant with respect to the Plan, and the Trust. The Advisory Committee shall be composed of one to three individuals, some or all of whom may (but none of whom shall be required to) be Plan Voters. The Advisory Committee shall act by majority vote unless it unanimously agrees otherwise and shall otherwise adopt its own procedures which may include authorizing one member thereof to act for the Advisory Committee. Any member of the Advisory Committee may resign by giving written notice to the other members thereof, or, if he is the sole member, to a majority or all of the then Plan Voters. Any member may be removed by action of a majority of Plan Voters, and additional members, including replacement of any resigned, removed or deceased member may be designated by action of a majority of Plan Voters. All actions by any Participant shall be in a writing signed by such Participant. A Participant may sign a single writing effectuating removal and replacement. For purposes of this Article XV, the term “Plan Voters” shall mean each individual who is an employee of the Bank after May 1, 1998 and who is a Participant in this Plan; but excluding (a) after a Change in Control any person who was not a Plan Voter prior to the earlier of such Change in Control or the beginning of the Potential Change in Control Period ending with such Change in Control and (b) during a Potential Change in Control Period any person not a Plan Voter prior to the beginning thereof. For purposes of this Article XV, the term “Plan

Voter” shall mean at anytime all individuals who were employed at the Bank after January 1, 2009 and who are Participants exclusive of (i) after a Change in Control any person who was not a Plan Voter prior to the earlier of such Change in Control or the beginning of the Potential Change in Control Period ending with such Change in Control and (ii) during a Potential Change in Control Period any person not a Plan Voter prior to the beginning thereof.

15.2. Purpose and Duties. The purpose of the Advisory Committee shall be to disseminate information concerning the Plan, and the Trust to Plan Voters and Beneficiaries of deceased Plan Voters, to gather information and data concerning, and otherwise investigate, inquiries, controversies, or disputes deemed reasonable by the Advisory Committee and raised by any Participant or any such Beneficiary, to discuss such matters with the CEO of the Bank or members of the Board, or of the Human Resources Committee of the Board, the Actuary or the Trustee, and to take any action authorized under the Trust Agreement with respect to any such inquiries, controversy or dispute which it, in its discretion, deems reasonable to protect the legitimate interest of any Participant or Beneficiary, and monitor and report to Plan Voters and Beneficiaries of deceased Plan Voter with respect to litigation or arbitration proceedings under the Plan. The Advisory Committee may (but shall not be required to) negotiate on behalf of any Plan Voter or Beneficiary of a deceased Plan Voter; provided, however, that in no event shall the Advisory Committee be deemed authorized to institute any legal or arbitration proceedings hereunder or enter into any agreement purporting to settle or limit the rights of any Participant or Beneficiary under the Plan or in or to the Trust or its assets. Nothing herein shall prohibit a Participant or Beneficiary of a deceased Participant individually or with others (whether or not as a class action) from instituting legal or arbitration proceedings to enforce his own rights under the Plan while the Advisory Committee is negotiating pursuant to the provisions of this Section whether or not such Participant or Beneficiary is a member of the Advisory Committee.

15.3. Rights. Without request or demand, the Advisory Committee shall be entitled to all reports, information, and data to which the Bank is entitled (without request or demand) under the Trust Agreement and any other reports, information, or data received by the Bank from the Trustee or the Actuary. The Bank shall give the following written notices to the Advisory Committee (which the Advisory Committee may waive if deemed in the best interest of Plan Voters): (i) twenty (20) days prior to the payment of any benefits or other sums from the Trust other than Trustee’s fees and expenses in the operations of the Plan, the amount to be so paid, the computation thereof, and the amount of any benefits under the Plan and Trustee’s fees and expenses to be paid from the Bank’s general assets; (ii) no later than five (5) days after making any contribution to the Trust, the amount of such contribution and the Recordkeeper’s certification and detailed computations on the basis of which the determination of such amount was made; (iii) any amendments proposed to be made to the Trust Agreement twenty (20) days prior to the Bank’s requesting from Participants a Qualified Vote or a Super Qualified Vote; (iv) within five (5) days after any substitution of Trust assets by the Bank; (v) at least twenty (20) days before any change in investment policy is made by the Committee or other authorized body under the Trust Agreement; (vi) twenty (20) days after the close of each calendar quarter, a report of all contributions to and payments from, the Trust Fund during such quarter; (vii) five (5) days prior to any change of Recordkeeper, the name and address of the proposed new Recordkeeper and a brief description of its relevant experience and controlling shareholders, and the reasons for such change; (viii) five (5) days prior to any change in the Service Agreement, a full description of, or a copy of such changes; (ix) within five (5) days of any change in any member of the Human Resources Committee of the Board of Directors of the Bank or of any individual to whom it delegates any authority with respect to the Plan or any change in authority previously so delegated to an individual, the name of any new member of the Committee, the name of any person no longer serving as such a member, the name of any additional person to whom such authority has been granted, the name of any person from whom such authority has been taken and a description of any change in any such authority granted to any person; and (x) within five (5) days of any change in the 401(k) Review Committee, the name of any new person and the name of any person no longer serving as such a member. The Advisory Committee, or a person designated by it, may vote on behalf of any Participant who so authorizes it or a delegate chosen by it to vote on behalf of such Participant pursuant to any provision of the Trust Agreement. Acquiescence or inaction by the Advisory Committee shall not be deemed to be approval or consent and in any event shall in no way bind or limit the rights of Participants or Beneficiaries of deceased Participants.

ARTICLE XVI

CREDITED SERVICE AND ADOPTION BY AFFILIATES

16.1. Computation of Credited Service For Purposes of Article IV and Article VIII.

For purposes of applying the provisions of Articles IV and VIII:

(a) The Credited Service of a Participant shall terminate upon his termination of service with the Bank (except as provided in Section 16.3), but such termination of service shall be determined in accordance with the following rules: A period of a leave of absence for military leave, or sick leave or other bona fide leave of absence shall constitute Credited Service for only a period of six (6) months or, if longer, as long as such Participant’s right to reemployment is guaranteed by statute or contract, and unless such Participant returns to actual Credited Service upon the expiration of such six (6) month or longer period such Participant’s Credited Service shall terminate upon such expiration or his earlier death or resignation. In order to constitute a bona fide leave of absence, there must be a reasonable expectation that the Participant will return to perform services for the Bank.

(b) A Participant shall be deemed to have a termination of Credited Service in the event his hours of service as an employee or independent contractor are permanently reduced to less than 50% of his average hours of service during the preceding 36 months (or if employed as an employee or independent contractor by the Bank or any member of an affiliated group less than 36 months, during such shorter period)

(c) A Participant shall not be deemed to have had a termination of Credited Service if he is employed by the Bank or any member of an affiliated group as an employee or independent contractor 50% or more of his average hours of service during the preceding 36 months (or if employed as an employee or independent contractor by the Bank or any member of an affiliated group less than 36 months, during such shorter period).

16.2. Computation of Credited Service For Purposes of Section 8.2.

For purposes of applying the provisions of Section 8.2:

(a) The Credited Service of a Participant shall terminate upon his disability, retirement or termination of service with the Bank (except as provided in Section 16.3) for any reason; and the following types of absences shall not be deemed to terminate the Credited Service of a Participant:

(i) Leave of absence granted for sickness, injury, disability, government, civic or charitable service or any other specific reason, for not more than two (2) years.

(ii) Absence for military service under leave of absence granted by the Bank or when required by law, provided he returns to service as an employee of the Bank or an affiliated employer described in Section 16.3 within ninety (90) days of his release from active military duty or any longer period during which his right to re-employment is protected by law.

(iii) Lay off not in excess of two (2) years until employment is terminated either by the employee or the Bank or an affiliated employer described in Section 16.3.

(b) Credited Service shall not be deemed terminated by the first twenty-four (24) consecutive months of a maternity or paternity leave of absence. For purposes of this paragraph, a “maternity or paternity leave of absence” means an absence (i) by reason of the pregnancy; (ii) by reason of the birth of a child of an employee; (iii) by reason of the placement of a child with the an employee in connection with the adoption of the child by such employee; or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Committee may, in its discretion reasonably require an employee to furnish timely information to establish that an absence from work is a maternity or paternity absence and the number of days for which there was such an absence.

16.3. Employment in Affiliated Group.

Once a person is actually an employee of the Bank (without reference to the provisions of this Section), employment by any member of an affiliated group shall be deemed employment by the Bank for purposes of determining whether he remains in Credited Service. The term “member of an affiliated group” shall include each and all of the following: (i) any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code), which group includes the Bank; (ii) any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Bank; (iii) any organization (whether incorporated or not) which is a member of affiliated service group (as defined in Section 414(m) of the Code) which includes the Bank; and (iv) any other entity required to be aggregated with the Bank pursuant to Regulations under Section 414(o) of the Code.

16.4. Adoption by Affiliates

(a) With the consent of the Committee and upon recommendation of the Administrative Committee, this Plan may be adopted by any corporations or trade or businesses or other organizations or entities included in the definition of “member of an affiliated group” set forth in Section 16.3. Separate accounts shall be maintained with respect to all contributions made by such adopting employer. Such adopting employer shall be solely responsible for any contributions required with respect to compensation paid by such adopting employer unless otherwise agreed by the Bank. In the event that any such amounts are paid by the adopting employer to fund its obligations into any trust described in Article IX such amounts shall be subject to the claims of creditors of the Bank in accordance with the terms of Section 9.1 and with respect to such amounts so paid by such adopting employer, the terms of Section 9.1 shall be construed as if the term “the Bank” refers to “either the Bank or such adopting employer’”. Further the provisions of Section 9.2 and 9.3 shall with respect to the adopting employer be construed as if the terms “the Bank” were referring to such adopting employer. In the event that the Bank and/or one or more adopting employers shares in payment of compensation to any Participant, the contributions shall be required hereunder shall be allocated by them in proportion to the total compensation paid by all of them to such Participant unless the Bank and such other payors otherwise agree.

(b) Any adopting employer may withdraw from the Plan or terminate the Plan as to its employees and shall do so upon 60 days notice so to do from the Bank, and to the extent permissible any amounts in such Trust attributable to contributions by such adopting employer shall be paid to such adopting employer or its designee. No distributions from such Trust to pay for Plan benefits earned from an adopting employer shall be paid except to the extent such funds are attributable to the contributions of such adopting employer and no Trust funds so applicable shall be used to pay for benefits not attributable to service to such affiliated employer.

(c) Unless specifically provided in a writing signed by the Bank, service to such affiliated employer prior to the time of the adoption of the Plan by such affiliated employer shall not be counted for purposes of eligibility, vesting or benefit accrual notwithstanding any other provisions of this Plan.

16.5. Special Rule for 2009 Bank Consolidations. For those Participants who, as of December 31, 2008, were employees of one of the banks being merged with and into the Bank effective as of January 1, 2009 (the “Subsidiary Banks”), service prior to January 1, 2009 recognized for purposes of eligibility and vesting under the Chittenden Corporation Incentive Savings and Profit Sharing Plan for the Subsidiary Bank employees who were participants in (or eligible to participate in) such plan as of December 31, 2008 will also be recognized for such employees solely for purposes of eligibility and vesting (but not benefit accrual) under the Plan.

- - - o o o 0 0 0 o o o - - -